Exhibit (d)(44)
PACIFIC SELECT FUND
AMENDMENT TO THE PORTFOLIO MANAGEMENT AGREEMENT
     The Portfolio Management Agreements (the “Agreements”), the first made the 18th day of December, 1998 and the second made January 1, 2005 by and among Pacific Life Insurance Company (“Investment Adviser”), a California corporation, Lazard Asset Management LLC (“Portfolio Manager”), a Delaware limited liability company, and Pacific Select Fund, a Massachusetts business trust (“Fund”), are hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 4th day of May, 2005.
     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.
Section 2 of the Agreement, Portfolio Manager Duties, is amended to add the following:
1. Portfolio Manager will provide reasonable assistance to the Investment Adviser, the Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 (“SOX”) to the extent such provisions relate to the services to be provided by, and the obligations of, the Portfolio Manager hereunder. Specifically, and without limitation to the foregoing, the Portfolio Manager agrees to provide certifications to the principal executive and financial officers of the Fund (the “Certifying Officers”) that correspond to and/or support the certifications required to be made by the Certifying Officers in connection with the preparation and/or filing of the Fund’s Form N-CSR, Form N-Q, shareholder reports, financial statements, and disclosure documents, in such form and content as the Fund shall reasonably request. The Investment Adviser and the Fund understand and agree that the Portfolio Manager is not responsible for the Investment Adviser’s or the Fund’s compliance with SOX, or with any rules adopted by the SEC thereunder.
2. Portfolio Manager shall prepare and file Schedule 13G and Form 13F for securities held in each Portfolio it manages.
3. The Portfolio Manager and its affiliated persons are permitted to enter into transactions with the other portfolios of the Fund and affiliated persons of those other portfolios of the Fund (collectively, the “Other Portfolios”). In doing so, the Portfolio Manager is prohibited from consulting with the Investment Adviser or the portfolio managers of these Other Portfolios concerning securities transactions of the Portfolios except for the purpose of complying with the conditions of Rule 12d 3-1(a) and (b) under the Investment Company Act of 1940.
4. Portfolio Manager will exercise voting rights on portfolio securities held by a Portfolio in accordance with written policies and procedures adopted by the Portfolio Manager, which may be amended from time to time, and which at all times shall comply with the requirements under proxy voting rules adopted by the SEC (the “Proxy Voting Rules”), including, without limitation, (i) the requirement that such policies and procedures address how a Portfolio will determine how to vote when a matter presents a conflict of interest; and (ii) proxy record keeping procedures; (collectively, “Proxy Voting Policies and Procedures”). The Portfolio Manager shall vote proxies on behalf of each Portfolio in a manner deemed by the Portfolio Manager to be in the best interests of each Portfolio pursuant to the Portfolio Manager’s written Proxy Voting Policies and Procedures. The Portfolio Manager shall report to the Investment Adviser in a timely manner, a record of all proxies voted in accordance with the form and format required under Form N-PX and the Proxy Voting Rules. The Portfolio Manager shall certify at least annually or more often as may reasonably be requested by the Investment Adviser, as to its compliance with its own proxy procedures and Proxy Voting Rules.
     Portfolio Manager acknowledges and agrees that the Fund may provide disclosure, notices, and information concerning the availability of the Portfolio Manager’s Proxy Voting Policies and Procedures and shall disclose the voting record of each Portfolio, as required under the Proxy Voting Rules.
5. Upon request by the Investment Adviser, Portfolio Manager agrees to reimburse the Investment Adviser for costs associated with certain supplements (“Supplements”). Such Supplements are those generated due to changes by Portfolio Manager requiring immediate disclosure in the prospectus and for which, at the time of notification by Portfolio Manager to Investment Adviser of such changes, the Fund is not already generating a supplement for other purposes or for which the Fund does not wish to add such changes to a pending supplement. Investment Adviser may request reimbursement from Portfolio Manager for some or all of the costs associated with generating such Supplements. Reimbursable costs may include, but are not limited to, costs of preparation, filing, printing, and/or distribution of such Supplements to all existing variable product contract and policy holders that are eligible to use the Fund as their underlying investment vehicle. Such changes by Portfolio Manager include, but are not limited to, changes to its structure, to investment personnel, to investment style or management. Such changes will not be unreasonably withheld from a pending supplement.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.
PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Glenn S. Schafer	By:	/s/ Jane M. Guon

Name: Glenn S. Schafer		Name: Jane M. Guon

Title: President		Title: Assistant Secretary
LAZARD ASSET MANAGEMENT LLC

By:	/s/	Charles L. Carroll

Name:		Charles L. Carroll

Title:		Deputy Chairman

PACIFIC SELECT FUND

By:	/s/ Glenn S. Schafer

Name: Glenn S. Schafer

Title: President